                                        EXHIBIT 99.2

WMS 4Q 2007 TRANSCRIPT

Operator:  Ladies and gentlemen, thank you for standing by.  And welcome to the WMS Industries 2007 Fourth Quarter Results Conference Call.  [Operator Instructions] As a reminder this conference is being recorded Tuesday, August 7, 2007.  It is now my pleasure to introduce Bill Pfund, Vice President of Investor Relations.  Please go ahead, sir.

William Pfund, Vice President of Investor Relations

Thank you, operator.  With me to discuss our record 2007 results, fiscal 2008 guidance, and product and operating trends are Brian Gamache, President and Chief Executive Officer; Orrin Edidin, Executive Vice President and Chief Operating Officer; and Scott Schweinfurth, Executive Vice President, Chief Financial Officer and Treasurer.

Before turning the call over to Brian, I would like to review our safe harbor language.  Our call today contains forward-looking statements concerning the outlook for WMS and future business conditions.  These statements are based on currently available information and involve certain risks and uncertainties.  The Company’s actual results could differ materially from those anticipated in the forward-looking statements depending on the factors described under “Item 1. Business – Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended June 30, 2006, and in our more recent reports filed with the SEC.  The forward-looking statements made on this call and web cast, the archived version of the web cast, and in any transcripts of this call are only made as of this date, August 7, 2007.

Additionally, all per share and share amounts discussed herein have been adjusted to reflect the Company’s 3-for-2 stock split that was effected June 14, 2007.

Now let me turn the call over to Brian.

Brian R. Gamache, President and Chief Executive Officer

Thank you, Bill.

Good afternoon everyone. Our record fourth quarter results are the crowning achievement to a very productive and successful year for WMS.  I am pleased to report that fiscal 2007 fourth quarter net income increased 67% year-over-year to a quarterly record $16.7 million, or 29 cents per diluted share on a split-adjusted basis, on a quarterly record revenue of $158 million, which was just above the high end of our guidance.  For the full year our net income rose 47% to a record $49 million, or, $0.86 per diluted share, on a 20% increase in revenues to $540 million.

At the beginning of fiscal 2007, we identified five key priorities for WMS.  Based on our team’s focus and ability to achieve success in addressing these priorities, our annual results speak for themselves:

Our gaming operations business achieved a 17% increase in the installed base to 8,276 units and the average revenue per day increased to $57.66, driving a $25 million, or 17% improvement in gaming operations revenues, for the fiscal year.

Our North American unit ship share increased, as we sold 13% more units in fiscal 2007 at a slightly higher average selling price, despite the challenging replacement cycle and a very competitive marketplace.

Our international shipments for the year grew a solid 36%, with demand coming from around the globe – Asia, Latin America and Europe; and for fiscal 2007, comprised 29% of our total annual unit shipments.

Our gross profit margin on product sales increased by 340 basis points over the prior year to 46%, and when coupled with discretionary spending discipline, led to a 280 basis point improvement in operating margin for the full year to 14%.

And, our cash flow from operations increased by 15% to $119 million from $103 million in fiscal 2006, even as we increased spending for R&D, in order to support WMS initiatives to achieve consistent future growth.

Indeed, WMS had a terrific year; and we accomplished what we said we would.  But, of equal importance, by achieving success in addressing our priorities in fiscal 2007, we also built a stronger foundation to sustain further financial success in fiscal 2008 and beyond.

In particular, I want to highlight the progress the WMS team made in achieving better consistency in sales growth and profitability, and in overcoming the challenges presented by the slow domestic replacement cycle.  Our average revenue per employee increased to more than $403,000 in fiscal 2007 – nearly double the $213,000 in fiscal 2003, even as our workforce has grown by nearly 40%.  This represents an 18% compounded annual growth rate; and we believe we are now closing in on our larger industry peers in this metric.

Implementation of process improvements and the benefits from our team’s emphasis on lean sigma initiatives contributed to margin enhancement, even as R&D expenses increased $9 million during the year.  We also invested $28 million in fiscal 2007 to acquire or license intellectual property and technologies.  Together, this emphasis on internal and external development of intellectual property and technologies, coupled with our culture and devotion to innovation, form the framework for the ongoing creation of great content, high-earning products and further growth in the coming years.

In July, we further expanded our international opportunities and revenue growth platforms with a small, tuck-in acquisition of Austrian-based Systems In Progress (SIP).  With historical revenue and total consideration each less than $5 million, we expect this transaction to be neutral to our fiscal ‘08 operating results.  Like the Orion acquisition a year ago, SIP extends our international presence, while also expanding our technology and our product offerings.  While Orion is focused on gaming machines and content, SIP is focused on developing and selling gaming related systems, including linked progressive systems and slot accounting systems applicable for smaller international casino operators.  Also, as with Orion, we believe that by combining the existing capabilities of SIP with the greater resources of WMS, the future horizon is expanded for additional revenue opportunities.

We continue to believe that investments in R&D and IP offer the highest return potential for building incremental shareholder value.  We think our returns from such investments over the past few years underscore the value derived from this approach.  As we look forward, it is our continued investments that move us closer to the goal line of creating the higher-value products and services that our customers and casino players want in the world of server-based enabled gaming; and demonstrate that we will not “get caught flat-footed at the launch of this technology.”  As such, we are confident our IP and R&D investments will serve as the foundation for our increased growth and profitability, which we expect will build sustainable cash flows and increased value for WMS shareholders.

Now, I’d like to turn the call over to Orrin who will provide an update on our operating progress and our product development efforts.   Orrin.

Orrin J. Edidin, Executive Vice President and Chief Operating Officer

Thanks Brian and good afternoon everyone.

As Brian just indicated, our strong financial performance in the quarter and throughout fiscal 2007 clearly reflects our growing lineup of great products and the solid operating improvements being achieved throughout the Company.

We ended fiscal 2007 with the broadest array of differentiated products in our Company’s history.  Our continued success in developing innovative and differentiated products and the resulting increased bandwidth of our product lines better position us to more effectively compete for and serve our customers’ needs across the slot floor on a global basis.

In the June quarter, as they have throughout fiscal 2007, our 5-reel mechanical products generated impressive customer demand due to their player appeal and high-earnings performance.  We expanded our mechanical reel product offering with the launch of a new 3-reel mechanical, multi-line, multi-coin gaming machine that provides an exciting game play experience for players looking for volatile action in a low-denomination mechanical reel product.  Mechanical reel products represented 21% of our worldwide new shipments in the June 2007 quarter, and for the full fiscal year comprised 25% of unit shipments worldwide, or 6,500 units.  With additional mechanical reel products and game themes to be introduced in fiscal 2008, WMS expects to further expand its competitive position in the mechanical reel category.

We continued to demonstrate leadership and innovative capabilities in the video gaming category through the successful introduction of differentiated products and the segmentation of our video games into three distinct game categories: G+®, Classic and Innovation categories.

A mainstay of our marketplace positioning has been the new game themes in our bread-and-butter Classics category – the familiar WMS™, highly entertaining, interactive types of games.  This style of gaming experience, favored by many players at local casinos, was pioneered by WMS over a decade ago; and, today, these products remain a cornerstone of our portfolio.

During the June quarter, we introduced a Classic game with a Bonus Bet feature like no other – Instant Winner®.  With an additional side wager, players can be awarded one of six mystery bonuses that are triggered immediately as the reels begin to spin, instead of waiting until all the reels stop – providing instant gratification for the player, and an enhancement never before seen on a casino floor.

Another significant contributor to our growth in the last two quarters has been the strong success of our new G+ games featuring more volatile, low-denomination play action.  The appeal and performance of these games also contributed to the increased sales of game theme conversions.
And, at quarter-end, we launched a series of games in our Innovation category featuring novel, new Wrap Around Pays™ awards that offer players a set of new pay lines that start on each of the five reels and then wraps around to create more winning opportunities.

In fiscal 2008, we will introduce additional game themes in each of these three video categories that we expect will continue to solidify our position as a leader in the video portion of the slot floor.

Fiscal 2007 was another stellar year for our gaming operations business.  We reached a significant milestone by launching three innovative, new product platforms in a single year: Community Gaming™, “Sensory Immersion Gaming” and Transmissive Reels™ gaming technology.  All three platforms have achieved strong initial success, with performance exceeding our expectations.

The first of the new platform categories, Community Gaming, was introduced in the September 2006 quarter with the MONOPOLY™ Big Event® game.  Since then, MONOPOLY Big Event has been providing players with their first exposure to the excitement of a true communal gaming experience on the slot floor, and has been the primary driver of the growth in our installed footprint of standalone participation units. Currently, there are more than 1,600 MONOPOLY Big Event units installed in nearly 300 casinos globally, and the games’ longevity is noteworthy.

The second platform category to debut was our “Sensory Immersion Gaming” platform with the TOP GUN™ game theme launched in March 2007.  By June 30th, our WAP and stand-alone installed base exceeded 400 units, despite our limiting its placement to only two or four machines per casino.   More importantly, the uniqueness of this product, with its BOSE® 3Space™ audio performance, coupled with its great game mechanics is providing customers with a very high performing product and was a significant contributor to our increased average daily revenue per unit in the June 2007 quarter.

In fact, during the June quarter, the average daily revenue for TOP GUN WAP units was over 3 times the overall daily average revenue of our installed participation base.  While continuing to manage careful selectivity of individual placements for this game, we expect to reach additional casino floors with TOP GUN and its follow-on themes during fiscal 2008.

Our Transmissive Reels gaming platform was the third of WMS’ Tri-Innovation™ products launched in fiscal 2007.  Near quarter-end, we began the rollout of our MONOPOLY Super Money Grab® product, the first game based on our patented Transmissive Reels technology.  Through our proprietary combination of mechanical reel and video reel action, the Transmissive Reels technology creates a nearly unlimited set of mathematical outcomes.  As of today, we now have more than 200 of these gaming machines installed and open orders for approximately 400 additional units.

It’s important to note that both TOP GUN and MONOPOLY Super Money Grab are wide-area progressive games, which are the most difficult products to place and maintain in casinos, so we are very encouraged by the initial and ongoing demand for these products.   We expect these product platforms to gain further traction in fiscal 2008 and contribute to further growth in our gaming operation revenues.

While these product platforms provide player appeal and have been important contributors to the double-digit growth in revenues and the installed footprint, each of them also represent incremental steps forward in furthering our path toward the world of server-enabled gaming.

As you will recall, our MONOPOLY Big Event game uses a server outside the base gaming machine to drive the bonus outcomes.  Both the TOP GUN game and the Transmissive Reels product utilize our next generation CPU-NXT®2 operating system, which will serve as the basis for our server-based gaming machines.  In addition, it’s important to note that as we approach the dawn of the server-based gaming world, downloadable technology is no longer limited to only the video portion of the slot floor.  Our Transmissive Reels technology provides a potentially exciting solution for customers wanting to manage mechanical reel products in the downloadable world of server-based gaming, as they would with the rest of their slot floor.

During the fourth quarter, we also moved closer toward server-enabled gaming with the submission to regulators of the next set of features and functionalities of our WAGE-NET™ server-based system and we expect to be in field trial later this calendar year in selected casinos.  We are developing WAGE-NET in concert with the G2S and S2S industry protocols established by the Gaming Standards Association to facilitate the interoperability of our products with other manufacturers’ and customers’ systems.

Consistent with our phased submission strategy, we expect to submit to regulators our first fully featured version of WAGE-NET products next calendar year, with the commercial launch expected in fiscal 2009.  This version will incorporate the full features, functionality, new content and novel game play for the networked, server-enabled environment.

In closing, I would like to reiterate that we will continue to aggressively pursue innovation, new technology and the development of intellectual property in order to effect further game development initiatives.  With G2E just three months away, we expect to again demonstrate that as our customers’ casinos continue to evolve, WMS is well positioned to help them grow their revenues and provide their players with exciting experiences and great entertainment value.  Our new themes, new licensed brands and new foundational product categories are sure to create interest at this year’s show, as we did last year.  Now, let me turn the call over to Scott to review our record financial performance.

Scott D. Schweinfurth, Executive Vice President, Chief Financial Officer and Treasurer

Thanks, Orrin, and good afternoon everyone.

For the fourth quarter, total revenues increased 29% year over year to a quarterly record of $158 million – just above the high-end of our guidance range; and a $21 million increase, or 16% gain, over the prior quarterly record revenue achieved in the March 2007 quarter.

Product sales revenue rose 35% year over year, as North American new unit shipments increased 18%, or nearly 800 units, over the level of the prior year quarter, while international new unit shipments almost doubled the prior-year quarter’s sales and represented 31% of our total new unit shipments.

In North America, shipments to two new casinos in Michigan, a new casino in Iowa, ongoing expansions in Iowa and the Gulf Coast, the fulfillment of a previously announced state lottery commission VLT contract and the continued steady demand for WMS’ new products, especially our G+ video games and our expanded line of mechanical reel-spinning products, were significant drivers of the unit shipment increase over the prior year quarter and on a quarterly sequential basis.

We also realized a solid performance across a broad range of global markets, from Macau and the broader pan-Asian market, to Latin America, and to Europe.  Our worldwide presence was strengthened during fiscal 2007 with on-the-ground additions to local sales and service teams in Asia and Latin America to better support our customers in those areas; and by our broader product-line offering, enabled by the nearly simultaneous introduction of products on a global basis, as a result of using a common CPU-NXT operating system.

Our average selling price increased modestly over the prior year to $12,696, and was up slightly on a quarterly sequential basis.  The year-over-year increase reflects the benefit from an increase in list prices, partially offset by a smaller percentage of premium-priced products in the overall product mix.

Revenues from gaming operations grew 16% year over year, on an average installed base of 7,719 units and average daily revenue of $60.49.  Compared to the March 2007 quarter, the average installed base grew by 360 units and the average daily revenue increased nearly $5.00, principally due to the higher earnings performance resulting from the greater mix of wide-area progressive games in the footprint and June being our traditional, seasonally strongest quarter.  The total installed base at the end of fiscal 2007 exceeded our guidance, reaching a total of 8,276 units, a 17% increase year over year and an 8% quarterly sequential gain of more than 600 incremental units from March 31, 2007.

In addition to the quarterly record revenue, this quarter set another new milestone for WMS.  It is the first quarterly period that the Company achieved quarterly sequential unit increases in all three categories of our installed participation footprint.

The principal contributor behind the growth in our stand-alone category was the continued demand for our MONOPOLY Big Event Community Gaming units. Our installed base of local-area progressive gaming machines grew to 2,333 units at quarter-end, reflecting the continued solid demand for our Life of Luxury® game, which was launched in the March 2007 quarter.  With the successful launch of our TOP GUN“Sensory Immersion” game at the end of the March 2007 quarter, and the introduction of the MONOPOLY Super Money Grab product in mid-June, our June 30th installed footprint of wide-area progressive units grew to 1,507 units, an 18% quarterly sequential improvement.  As Orrin noted, we expect continued growth in wide-area progressive units in fiscal 2008 from the steady rollout of our “Sensory Immersion Gaming” and Transmissive Reels gaming machines.

Total gross profit for the June 2007 quarter, excluding depreciation expense, increased $27.2 million, or 43% year over year.  The total gross profit margin increased 550 basis points year over year to 57.7%.  Significant improvement in the gross profit margin on product sales generated $19 million of the increase in gross profit.  Gaming operations contributed an additional $8 million increase in overall gross profit, or a 27% improvement year over year, even as we experienced a quarterly sequential decline in the gaming operations margin, due to the increase in the installed mix of WAP units, which have a lower margin percentage resulting from our funding of the WAP jackpots.

The gross margin from gaming operations at 79% for the June 2007 quarter, was above the year ago level, primarily reflecting lower relative WAP jackpot expense, a more favorable mix of higher-margin WMS branded themes and a lower percentage of lower-margin WAP units in the installed base.  With the increased growth in the installed base of WAP units anticipated in the September 2007 quarter and their higher average daily revenue, we expect to realize continued increases in total gross profit dollars from gaming operations.  At the same time, we expect the trend of lower year-over-year gross profit margin in gaming operations to continue in the September 2007 quarter.

Research and development expenses increased $4.2 million year over year to $16.9 million.  As a percentage of revenues, R&D expenses were 10.7%, slightly higher than last year and flat with the March 2007 quarter.  The higher R&D spending level reflects the planned step-up in spending for product development initiatives, as well as higher payroll-related costs associated with our improved operating performance and the inclusion of Orion Gaming, including the additional spending we have implemented since its July 2006 acquisition as part of our efforts to expand our international development capabilities.  Given the success of the year and the quarter, we are pleased with the financial returns we are garnering from our R&D spending.

Quarterly depreciation expense of $16.4 million was $1.7 million higher on a year-over-year basis, reflecting the 17% increase in the installed base of participation games, particularly the ramp-up associated with MONOPOLY Big Event units, which were largely all new-build slant-top cabinets. There is also incremental depreciation related to the acquisition and operations of Orion Gaming, and to the leasing of gaming machines to casinos in Oklahoma.

Selling and administrative expenses were 20% of revenues, above the 19% level a year ago, but below the 20.5% level for the March 2007 quarter.  On a quarterly sequential basis, selling and administrative costs increased $3.6 million, or 13%, compared with a 16% gain in revenues from the March 2007 quarter.  On a year over year basis, expenses increased $8.3 million, reflecting the incremental expenses associated with the higher level of sales, the consolidation of Orion Gaming acquired in July 2006, higher payroll-related costs associated with our improved operating performance and headcount increases during the past twelve months, as well as increased marketing, promotion and distribution costs related to the rollout of new products and branding initiatives.

In aggregate, as a percentage of total revenues, R&D spending and selling and administrative expenses were 30.7%.

For those of you who don’t believe in GAAP and want to detail the impact of FAS 123R option expense, we incurred $3.3 million, or 3 cents per share, in the fourth quarter, and $12.4 million, or 13 cents per share, for fiscal 2007.

The effective tax rate for the June quarter was in line with expectations at 34%, compared to the 33% effective rate a year ago.

Cash and cash equivalents, plus restricted cash, increased $21 million from March 31, 2007, to $53 million at June 30, 2007, partially as a result of better management of our working capital in the June 2007 quarter, even as $41 million of cash was invested in property, plant and equipment, gaming operations equipment and intellectual property licenses.  Cash included $16 million of restricted cash, as of June 30, for progressive jackpots.  Total receivables were essentially flat on a quarterly sequential basis, even as revenues rose $21 million.  Inventories decreased by about $13 million compared to March 31, partially reflecting progress on increasing our inventory turns and the impact of the transition from the seasonally strong June period to the seasonally lower product sales revenue anticipated in our September quarter.

We are placing increased emphasis on more effectively utilizing working capital elements, in particular greater cross-functional team focus on better managing inventory, current accounts and notes receivable and accounts payable.  We believe that substantial opportunity exists to free up cash through greater focus and better management of these working capital categories during the next couple of years.  I would also point out that our working capital at June 30, 2007, was approximately 15% higher than at June 30, 2003, four years ago, yet our revenues have more than tripled during the past four years.

In the June quarter, capital expenditures were $10 million, largely associated with completing our Waukegan facility expansion; and, at $24 million, our investment in gaming operations equipment was lower year over year.

Importantly, for the year ahead, we are increasing our emphasis on not only better utilization of working capital, but also the effective use of capital deployed in general, and in specific, the amount of capital used to grow gaming operations.

We believe significant opportunity exists during the next two-to-three years to increase the efficiency of our capital base and free up additional cash.  We believe an opportunity exists to utilize lean sigma tools to further improve operating performance and achieve greater efficiencies in the deployment of capital associated with working capital and the deployment of gaming operations assets.

We anticipate that fiscal 2008 will be the turning point in that journey.  We expect that our generation of cash flow from operations, compared to our usage for capital expenditures and additions to gaming operations equipment, will be much stronger at the end of fiscal 2008 than in the fiscal first quarter; and that we will invest less in gaming operations equipment in fiscal 2008 than we did in fiscal 2007.

And with that, let me turn the call back to Brian for final comments.

Brian R. Gamache, President and Chief Executive Officer

Thank you, Scott.

Following the record fiscal 2006 financial performance, it is gratifying to report another record year in fiscal 2007.  We had provided revenue guidance of $510-to-$525 million at the beginning of fiscal 2007, which was later expanded by $13-to-$15 million to account for the opening of the initial racino facilities in Pennsylvania.  At $540 million in annual revenue, we achieved the high end of our anticipated range.  Importantly, we see substantial opportunities in the years ahead, not only for further revenue and unit volume growth, but also for continued operating margin enhancement resulting from ongoing improvements in our internal operations.  We recognize that it will require continued discipline and focus, and I am confident that our team of passionate and talented employees will continue to innovate and achieve operational excellence and a broader, industry-leading product portfolio.

Building on our strong fiscal 2007 foundation, we expect to grow our total revenues by approximately $55-to-$75 million in fiscal 2008, which equates to a range of $595 million to $615 million, accomplished against the ongoing backdrop of a continued challenging environment for domestic replacement units.  Based on current marketplace trends and our present operating plans, we anticipate that fiscal 2008 revenue growth will be driven by continued double-digit growth in gaming operations, increased product sales shipments worldwide, where growth opportunities are expected to be stronger in international markets than domestically.

In North America, we expect to continue to increase our market share, and to benefit from the ongoing expansion in Pennsylvania and steady demand from Native American tribal customers, particularly in Oklahoma.  And, longer term, gaming expansion opportunities continue to abound.

These include a number of new opportunities, such as the expansion from the new Native American compact amendments in California, potential changes to Native American compacted gaming in Florida, the addition of tribal gaming in Massachusetts; expanded gaming in Illinois and racino gaming in Dade County, Florida; as well as the eventual return of demand in Russia.  We have not included any of these longer-term opportunities in our fiscal 2008 guidance.

Based on the significantly higher base of installed participation units we now have, we expect 15% to 18% growth in our average installed base of participation units, even as the overall growth rate moderates in fiscal 2008 following two years of excellent progress.  We expect continued growth in this segment to reflect favorable demand for our new products on our “Sensory Immersion”, Transmissive Reels and Community Gaming platforms, tempered by the continued high hurdles operators have for participation gaming machines in general.  In addition, as noted in the press release, we anticipate that the installed base will move towards a richer mix of WAP games, which should lead to a further increase in average revenue per day.

Our fiscal 2008 revenue outlook reflects current open orders for over 11,000 new gaming machines and CPU-NXT conversion kits; and additional open orders of more than 2,500 units and game theme conversions for gaming operations, of which approximately 1,100 are for WAP and LAP game themes.

With our ongoing emphasis on lean sigma efforts, we expect product sales gross margin to increase by 130-to-230 basis points to a range of 47% to 48% in fiscal 2008, including the benefit of additional supply chain improvements, the benefit from increased volumes and higher list prices for our products.

We will maintain our emphasis on innovation, the development and control of intellectual property and the creative enablement of technology.  As a result, we expect R&D spending will range from 11%-to-12% of revenues in fiscal 2008 to support our expanding product portfolio and drive our server-based gaming initiatives toward the goal line.  As I mentioned earlier, we believe these are among the best investments we can make to build sustainable shareholder value.

Our selling and administrative expenses are anticipated to increase at a rate less than our expected revenue growth, and thus decrease as a percentage of total revenues to a range of 18% to 19%.

As a result of our increased utilization of lean sigma tools across WMS, including the administrative functions, we believe that we can continue to actively manage our cost structure, even as we selectively step up our investment on the high-return potential of additional R&D efforts.

Overall, with higher revenues and improved gross margins, we expect continued expansion in our operating margin to a range of 15% to 16% for the full year, even with the additional spending that we’ve previously discussed.

Consistent with fiscal 2007, we expect to see a similar trend in our quarterly revenue progression, which reflects historical seasonal influences.  Thus, we expect that quarterly revenues will increase sequentially throughout the year, and peak again in the June quarter.  Similarly, we expect the highest operating margin to also occur in the fiscal fourth quarter.

Specifically, we are targeting fiscal 2008 first-quarter total revenues to grow 13%-to-17% over fiscal 2007 first quarter, which translates into a range of $125 million to $130 million.

I would also remind everyone that with the lower seasonal revenue in the fiscal first quarter, even though we expect that R&D and selling and administrative expenses to decrease sequentially, we expect to see some margin compression in the current quarter compared to the June 2007 quarter; but we expect to achieve overall higher margins on a year-over-year basis.

In anticipation of a successful fiscal 2008 and even stronger cash flow, I am pleased to announce that the Board of Directors has announced a new repurchase program for up to $50 million of WMS common stock through August 2009, replacing the previously authorized $35 million plan which expires this month.  This is a flexible and opportunistic complement to the many other growth investments we see, reflects our expectations for growth in cash flow, and affords us the opportunity to return cash to our stockholders.

In closing, let me summarize the significant factors that support our confidence for solid growth in fiscal 2008, and the lead-up to the advent of server-enabled gaming and the potential for an improved replacement cycle in fiscal 2009:

First, we expect further gains in our ship share, driven by the strong demand that continues to pace our video gaming category, especially for our new G+ and Innovation games, as well as further penetration in the mechanical reel category, arising from our success with an expanded line of 5-reel and new 3-reel products.

Second, we believe that our international growth will outpace our growth in North American shipments, driven by the continued expansion of the gaming industry worldwide and our expanding presence in key markets and markets previously under-served by WMS.

Third, we expect to grow our gaming operations revenues by 20% to 25%, by introducing additional innovative and differentiated products on our three recent platforms: “Sensory Immersion,” Community Gaming and Transmissive Reels.

Fourth, our continued focus on lean sigma initiatives will further enhance our gross profit and operating margins.  While we have successfully begun our journey, we are still in the early innings of adoption and use of these powerful tools.

 And, fifth, we expect to generate a higher sustained level of cash flow from operations.  With greater focus on the use of working capital and greater effectiveness from the capital already deployed in our gaming operations business, I am confident that we can achieve even greater level of cash flow from operations in coming quarters.

As an organization, fiscal 2007 was a stellar year and I’d like to thank and commend my colleagues for a job well done.  But, like any winning team, we’re setting the bar higher as we continue to build shareholder value.

Now, we will be happy to take your questions.   Operator.

QUESTION AND ANSWER SECTION

Operator:  [Operator Instructions] Our first question comes from the line of Steve Kent, Goldman Sachs.  Please go ahead, sir.

Q – Steven Kent: A couple of quick questions.  Just on Central Server, Brian, could you just walk us through what the major factors will be over the next 12 to 24 months that will give people a better feel for how big Central Server could be?  And then, I don’t know, maybe I missed it, you said something about margin pressure in Q1 -- I don’t know if it was you or Brian who said it and I just wanted to understand what was going on there.

A – Brian Gamache: I’ll answer the second question and I’ll turn the first question over to Orrin, Steve.  We just want to remind everybody that Q1 is our seasonally slowest quarter of the year and thus the margins that we’re experiencing in Q4 are not going to be as prevalent in Q1, and just with the reduced revenue the operating margin tends to go with that slightly.

Q – Steven Kent: But there’s no difference, it’s just sort of a seasonal move, it’s not....

A – Brian Gamache: A seasonal move, that’s correct.

Q – Steven Kent: Okay, the delta will be about the same between last year....

A – Brian Gamache: That’s correct.  But we just want to remind everyone of the strong seasonality that we’ve experienced.

Q – Steven Kent: Okay.

A – Orrin Edidin: And to your first question, Steve, this is Orrin.  Our phased submission schedule is on track.  We’ll be in field trials later this calendar year and expect approvals of our fully featured server-based product later in our next fiscal year, so we’re still on track for a full roll-out commercialization in fiscal ‘09.  Specifically to what the customer will see in added value, our strategy is really to use a server-based network environment to drive the top line on the games and we are already demonstrating that with games like MONOPOLY Big Event, which is a server-based product.  We’re demonstrating how those products can out-earn non-network products, so we’re slowly going to start to educate our customers to embrace server-based gaming by showing them the top line benefits as well as the administrative efficiencies that are inherent with server-based gaming.  So we think over the process of our field trials and the product roll-outs that we are on track to demonstrate the customers will be convinced.

A – Brian Gamache: Steve, we’ve been working very diligently over the last several years accumulating and developing very unique intellectual property in game enablement that we believe is going to position us front and center for that next paradigm of gaming, so we’re very excited about server-based gaming.

Q – Steven Kent: And Brian, can you tell us where you think the field trials will be?  Have you set them ahead?

A – Brian Gamache: No we haven’t as of yet, Steve.  We’ll let people know that as time gets closer.

Q – Steven Kent: Okay, thank you.

Operator:  Thank you.  Our next question comes from the line of Mr. Bill Lerner at Deutsche Bank.  Please go ahead, sir.

Q – William Lerner: Thanks guys, how are you doing?

A – Brian Gamache: Hey Bill.

Q – William Lerner: I’ve got to say -- so now I guess you’re consistently hitting on literally every cylinder.  You’re producing material free cash flow in a weak/down cycle.  You are, from my perspective anyway, you found religion in basically every part of the business including investor relations, and I guess into that end, how conservative -- not taking anything away from your guidance next year because it’s solid obviously, but how conservative are you?  You talked about a few different levers, Brian that could drive numbers beyond your guidance but, you know, just want to get a feel for directionally how you’re thinking now and then I’ve got a follow-up.

A – Brian Gamache: Well thank you for the compliment, Bill, because it’s very meaningful to us that we are spot on in our ‘06 guidance and the fact is we had four quarters in a row that we were spot on, so that’s something we are very proud of.  But we believe that our guidance that we’ve given is very realistic.  We’re in a challenging market and in a challenging market to increase revenues 10 to 14% is not such a bad thing, and I think if some of the unforecasted opportunities arise, whether it be the California or Florida or Massachusetts or Indiana or Kansas opportunities come to the forefront, we would then raise our guidance accordingly from quarter to quarter.  We’ve been burned in the past by certain things like Pennsylvania and Florida not occurring in the timeframe that we had anticipated and thus we had some credibility issues, so right now we’re being very close to the vest.  We think our guidance is realistic and we believe that there is some upside potentially between those new openings and if our participation business takes off in any great manner, so we’re very excited about the guidance.  We think it’s, again, very solid and we are very proud of the opportunity to keep growing at the rate we are.

Q – William Lerner: Okay that’s helpful, thanks Brian.  And Scott, just a follow-up for you, you talked about machine CapEx next to this current fiscal year coming down, relatively speaking, but when you think of the products that you’re rolling out in the game ops segment, you know, Sensory Immersion and Transmissive Reels and the communal stuff, on the surface it would look like you would be spending a lot more money and the pipeline conversions in new units looks pretty big, too.  So can you talk a little bit about how that’s happening?  Are these sort of refurb opportunities or what is it that’s creating that opportunity?

A – Scott Schweinfurth: We’re looking at the various components of what we spent capital on this last year and we’re expecting to spend capital on this year.  Last year, we had a higher than anticipated spending because of the success of our MONOPOLY Big Event units and those were primarily in slant top cabinets and so it was 100% new builds for those units.

For the Sensory Immersion and the Transmissive Reel products, those really are refurbished units so the cost that goes in is not as high as building a new unit.  And yes, we are expecting to convert more of the installed base into the wide-area progressive units this next year, but the overall growth rate that we’re anticipating in terms of the actual size of the installed base isn’t as great as what it was this last year.

A – Brian Gamache: There is greater efficiencies, Bill, with the size footprint we have now.

Q – William Lerner: Okay, thanks guys.

Operator:  Our next question comes from the line of Joe Greff, Bear Stearns.  Please go ahead, sir.

Q – Joseph Greff: Good afternoon guys.

A – Orrin Edidin: Hey Joe.

A – Brian Gamache: Hey Joe.

Q – Joseph Greff: Brian you mentioned that, as you go into ‘08, one of your aims is to decrease the percentage of the installed base -- or, I’m sorry, to increase it from 18% with the WAP product.  What are you targeting, I mean, more specifically?

A – Brian Gamache: Well, we haven’t really given that guidance, Joe, but I would tell you that the pipeline that we have coming out is really loaded with WAP and LAP product.  So really, when you look at the transformation of our business, it’s going to be really changing the mix that we have currently to that more profitable, better economically driven product the WAPs and the LAPs are for the company -

Q – Joseph Greff: What was --

A – Brian Gamach: -- the yield is going to have significant uptick in this coming year.

Q – Joseph Greff: Understood.  What was that percentage in the end of fiscal year ‘06?

A – Brian Gamache: Fiscal ‘06.

A – Scott Schweinfurth: I can find that out for you just give me one second here to do a little calculation.  It is -- 26.

Q – Joseph Greff: Great, thank you.  And then tax rate for fiscal ‘08, Scott?

A – Scott Schweinfurth: Sorry?

A – Brian Gamache: Tax rate.

Q – Joseph Greff: The corporate tax rate?

A – Scott Schweinfurth: Yes, I think one of the things that makes – it’s a little bit difficult to determine that rate is the fact that the R&D credit which the government let expire and then they reinstituted it, when they reinstituted it they only did that through December of this year.  And so it’s -- while everyone believes that they will once again reinstitute it for calendar ‘08, we can’t say for sure whether that will occur or not.

So because that has a favorable impact on our taxes, if they pass the rate, obviously -- pass the R&D credit again, the rate will be -- maybe just a percentage or two above where we’re at for this year, but if they don’t pass it then it’s going to be a higher rate.

Q – Joseph Greff: All things equal though, wouldn’t we expect greater international sales to drive that down as well?

A – Scott Schweinfurth: Well the international sales, that was the old extra territorial income credit and that credit actually expired December of ‘06.

Q – Joseph Greff: Got you.  Great.  Thanks guys.

A – Scott Schweinfurth: So we have a manufacturer’s deduction, which I’ll say replaces that, but it’s a smaller credit to us.

Q – Joseph Greff: Understood.  Thank you.

A – Scott Schweinfurth: Okay.

Operator:  Our next question comes from the line of David Katz with CIBC World Markets.

A – Brian Gamache: Hey, David.

Q – David Katz: Hi.  Afternoon.  The guidance that you’ve given for unit sales, that excludes or rather your installed base, that excludes what you cited leased games, correct?

A – Scott Schweinfurth: Yes.  So it excludes leased games that we have in the racino properties in Delaware, Rhode Island, it excludes leased games that we have to tribes in Oklahoma.

Q – David Katz: Right.  So any thoughts on where that number heads in the next 12 months?

A – Brian Gamache: I think it’s going to grow.  As we guided on the call David it’s not going to grow at a lesser rate than it has in the last several years.  We’ve invested $200 million in gaming operations capital in the last three years and I think what we’re saying is we’re really going to focus on changing the mixture of the footprint as opposed to accelerating the footprint as we have.  Said differently we’re going to focus on the profitability and the yield while growing the footprint slightly but not nearly as dramatically as we have in the past two years.

Q – David Katz: Right.  Okay.  So if I am assuming that and I’m taking your guidance and sort of plugging it into my model I am actually coming out a little bit higher than you’re guiding to on the revenue line which I guess is not necessarily the worst habit in the whole world?

A – Brian Gamache: Well I think Bill hit it in the head that it took us a while to get our guidance and visibility correct, but I think we’re there now and we’d rather be realistic and accurate than to be hopeful and inaccurate.

A – Scott Schweinfurth: Well and we’ve provided ranges of guidance rather than point estimates of guidance just because it is hard to tell exactly where we will end up.

Q – David Katz: Right.  And just one more, I guess it’s following up Steve Kent’s question, when you go out and offer your new products which by all accounts is getting a lot of attention how much push back are you getting from customers that say great game, looks terrific, but I really want to hold off and wait and see what server-based looks like, come back in six months or come back in a year.  What is that selling environment like?

A – Brian Gamache: I think there’s a little bit of that going on, David, because I think people they want to be totally clear that the game they’re buying today is going to be extensible into the server-based world.  All of our Bluebird Cabinets are extensible and we’ve told the customers this since we’ve re-emerged.

However that being said if they want to wait until I think the cycle gets a little bit closer and so while customers will always find an opportunity to put great earning games on their floor, that’s the 35% increase in our unit shipments Q4 over Q4, to your point that our games are doing well, they’ll find a reason to get them out there, but I think in general people’s capital is being couched a little bit until they get to G2E this year and probably are led by the hand down that path on how they get to the server-based world.

Q – David Katz: So are you suggesting you think that G2E could be a catalyst for some sales for you?

A – Brian Gamache: I believe that to be true, yes, I think people are going to be very comfortable with what our position in the server-based world is and I believe that will allow us to have a little bit more normal return to the replacement cycle.  It’s not going to happen overnight but I think heading into fiscal ‘09, which is a year from now, we will start to see more of that five to seven year replacement cycle as opposed to the current call it 10 to 12.

A – Orrin Edidin: And let’s not forget Brian these products that you’ve described, these major categories of participation products are driven by our CPU-NXT2, which is fully server-based enabled.

Q – David Katz: Okay.  Thanks very much and nice work.

A – Brian Gamache: Thank you.

Operator:  Our next question comes from the line of Pat Corcoran, Investment Services.  Please go ahead.

Q - Pat Corcoran : Hey guys.  Good quarter.  Two questions I have.  Your SG&A is that going to stay pretty steady now and not increase?

A – Brian Gamache: I think so.  We’ve got a pretty solid infrastructure in place.  We guided that the dollars are going to increase, but the percentage of total revenues will decrease slightly, but we have to continue to invest in the critical areas particularly heading into the server-based world.

Q - Pat Corcoran : Okay.  The second question is on server-based are you having and I’m piggybacking on some of the other questions, on the server-based entities is there -- the push back I understand somewhat, but say Green Valley Ranch here in Las Vegas, they are very innovative, are they one of the ones being looked at as a possibility as being a testing base?

A – Brian Gamache: Well we don’t want to disclose any of our client privileges...

Q - Pat Corcoran : I understand.

A – Brian Gamache: ...our client privileges. But I would tell you that there’s a lot of customers out there that just don’t understand.  They’re not really afraid of server-based gaming, they just haven’t been educated as to the benefits and hopefully over the next several quarters and G2E, they will fully understand the powerful tool that it is for them, so that’s our goal to accomplish at G2E this year.

Q - Pat Corcoran : Okay.  Thank you very much.

Operator:  Our next question comes from the line of Adam Steinberg, Morgan Joseph.  Please proceed.

Q – Adam Steinberg: Yes.  Hi guys.  Good quarter.  Quick question on the backlog because that seems to be being ignored and that is 11,000 units you were saying?

A – Brian Gamache: That’s correct, Adam.

Q – Adam Steinberg: And correct me if I am wrong, but that’s – you’ve basically, everything that came off the backlog was turned into revenue this quarter you’ve replaced because last quarter the backlog was roughly the same?

A – Brian Gamache: It’s been very consistent between 10 and 11,000 the last several quarters and typically we replenish that backlog over -- we exploit that backlog over a one to two quarter period.

Q – Adam Steinberg: Okay.  That was my next question so it takes between three to six months to kind of convert those into revenue.

A – Brian Gamache: That’s correct.

Q – Adam Steinberg: But you’ve been growing that.  That’s good. I mean so you’ve got now pretty high degree of confidence given that backlog in terms of what you think you can sell?

A – Brian Gamache: I think finally the company is in a rhythm right now and that’s the best visibility we can give you as to the backlog numbers and the win per day and the footprint is all starting to level out and so yes I believe this is the best visibility we’ve ever had.

Q – Adam Steinberg: And that backlog that’s all product sale, that’s not backlog of -- for wide-area participation there?

A – Brian Gamache: No.  We said that backlog was 2,500 units with 1,100 of those units being local-area progressive and wide-area progressives.

Q – Adam Steinberg: Okay.  And then I know it’s switching gears now, I know it’s kind of immaterial in terms of how much you spent and how much it’s going to contribute but the Systems In Progress business that you bought?

A – Brian Gamache: Yes.

Q – Adam Steinberg: It is somewhat material that it seems like it’s a change in kind of your philosophy, you’ve always said you wanted be a machine manufacturer and kind of stay away from the systems business.  Is this – a fill in for your WAGENET or is this a new direction for you going into systems?

A – Brian Gamache: Well we believe that SIP can help us fill some voids that we currently have, particularly as it relates to the progressive business worldwide, the Asian marketplaces, it’s demanding of the aggressive progressive business and we believe that they can help us serve our customers better in those areas as well as Orion gaming.

And so we think that it’s a really nice fit, it can really we believe add to some differentiating game enablement for both Orion and WMS and we think it’s going to be an accretive transaction for the long haul here.  So we’re very excited about having these folks join our family.

Q – Adam Steinberg: And you guys, you guys basically went three or four years I believe between your previous acquisition leading up to Orion and now you have made two over the course of about three quarters.  Are we going to start seeing you get a little bit more aggressive in terms of acquisitions?

A – Brian Gamache: I would tell you we are spending an awful lot of time looking at the various opportunities worldwide.  We believe there’s a tremendous opportunity for us to de-lever our reliance on North America and really become a true global player and Scott, Orrin and I are kicking a lot of tires these days and yes I would expect that we will continue to look for opportunities to grow our global footprint.

Q – Adam Steinberg: And will it be more systems type business again or will it be other manufacturers?

A – Brian Gamache: Well there’s a number of things we’re looking at that would fall into either one of those camps, but we’re looking to grow and diversify our product lines, our revenue streams and we want to increase our talent pool, so those are the three things we look for in these acquisitions and I believe SIP gave us all three of those attributes.

Q – Adam Steinberg: Now what about domestically?  I mean there’s one company and I won’t mention their name but they recently sold a part of their business to become more of a pure play.  There’s probably some good opportunity for you to cut some of the overhead and they’ve got very good technologies.

A – Brian Gamache: Well as I said, we continue to look a lot of these deals, we don’t comment on publicly on M&A transactions, but if you want to talk me off-line I would be happy to talk to you.

Q – Adam Steinberg: Okay.  And then one last question for you Scott in terms of your share-based compensation and this is kind of nitpicking, and 3 million doesn’t seem like much but it’s kind of 5% of revenue, 12% of EBIT and if I look at IGT, which has substantially more share-based compensation than you, but as a percentage of EBIT it’s less than half, I mean do you think that’s just because of their size it shows up as being less?  Or do you think that perhaps you might be a little more aggressive in terms of compensating your employees with shares?

A – Brian Gamache: I would like to answer that first, Adam, is that we’ve had to recruit and retain some of the top talent in the software industry.  In order to attract this kind of talent you’ve got to provide them an equity package commensurate with Silicon Valley or other gaming companies will provide and I think we’ve been very aggressive in searching these folks out so we’re not apologizing for our equity plan and our stock option expense.  We believe it takes that kind of investment to get the right talent to build a world-class company.

A – Scott Schweinfurth: I guess the other thing I’d say, I’m not familiar with what IGT’s practices are, so it’s hard for me to compare, but I believe that the number is fairly consistent year-over-year, so it’s -- it didn’t really move very much.  I think it was 12 million in ‘06 and 12 million in ‘07.

Q – Adam Steinberg: Okay.  Thank you

Operator:  [Operator Instructions] Our next question comes from the line of Kent Green, Boston American Asset Management.

Q – Kent Green: Great quarter fellas.

A – Brian Gamache: Thank you.

Q – Kent Green: I had a couple of questions about the gaming operations install base.  As far as I could read it you had 7,719 average during the quarter with quarter end 8,276?

A – Brian Gamache: That’s correct.

Q – Kent Green: And sequentially you were up about 8.4% you had win per day and of course about flat over year, is that going to trend -- continue to trend higher on a sequential basis?

A – Brian Gamache: Yes.  And the reason why it trended down was because the 80/20, we had such great success with MONOPOLY Big Event and that was a lease product, not a WAP product, so unfortunately the dollars are significant and the contribution dollars are wonderful but the win per day isn’t as lucrative as the WAP product.  So going forward as I said the primary product launches in the participation business are going to be WAP and LAP products.  You will see I think the up-tick throughout fiscal ‘08.

Q – Kent Green: And then I think you alluded to some international jurisdictions, which you were not in or didn’t have a presence in.  Would you like to elaborate a little bit?  Is that Macau or in Asia or some of these other ones obviously?

A – Brian Gamache: We believe Asia is going to be a springboard and possibly one of the great gaming markets worldwide in the very near future and so we spent some time and effort developing content specific for that region and we have opened an office there and we have got specific game designers doing specific products for that region and we continue to exploit the opportunities both there and in South America, so we think that there is tremendous opportunities for us -- again we were under-invested in these areas previously and now we’ve got people on the ground, we have got people that are developing relationships and understanding the customers’ buying motives and so we are very bullish on our opportunities internationally.

Q – Kent Green: All right.  Just kind of a follow-up in that area, I know that you have pioneered a lot of these international design shops and -- to try to come up with innovative games that are more germane to the region, how are you doing in the Asian front on that?

A – Brian Gamache: Well we’ve done very well.   I just came back from a visit there a few months ago and our content is performing extraordinarily well and a lot of the content that performs well we expatriate back to the US so we bring it back over here and put it out here, so it’s really a very good exercise in making the content work worldwide, so our Australia studio has been a tremendous success and it’s really allowed us to become very efficient with our gaming operations worldwide.

Q – Kent Green: Well ‘08 is, 8 is obviously a lucky number in the Asian communities and you are the first gaming company that’s gone into an ‘08 fiscal year.  Congratulations.

A – Brian Gamache: Well that’s a very astute observation.  Thank you.

Operator:  Our next question comes from the line of Celeste Brown with Morgan Stanley.

Q – Celeste Brown: Hi guys.  Good afternoon.

A – Brian Gamache: Hi Celeste.

Q – Celeste Brown: Just a quick question in regards to the jurisdictions you excluded from your guidance, specifically California, we have obviously seen the legislature approve the Compacts there.  What are you looking for to include California in your guidance?

A – Brian Gamache: We want to look for a little bit more firm footing with the governor and again we’ve got some units built in our forecast for our normal replacement stuff in California, but we haven’t really put any significant numbers in for the new openings that will occur eventually.  And again, as I said before, we’ve been burned previously by not putting in -- by putting in the Pennsylvanias, Floridas and Russias of the world and we’re just taking a little bit more cautious approach to our forecasting and guidance going forward.

Q – Celeste Brown: In terms of Russia, obviously nothing in the near term, but as you’ve watched that market unfold or close down over the last year or so, what are your thoughts longer term?  Do you think that turns into a real market for US slot operators there again?

A – Brian Gamache: You know, I think it’s going to require a new administration to go in there with a fresh set of eyes, so we’ve got very little hopes for the short-term but long-term we think it does have a chance at creating somewhat of a normalized market.  Never what we thought it was going to be initially when we first entered the market, but we do believe that it will start to become a real market in the next two or three years.

Q – Celeste Brown: Okay, thank you.

Operator:  Our next question comes from the line of Steve Wieczynski, Stifel Nicolaus.  Please go ahead, sir.

Q – Steven Wieczynski: Hey good afternoon, guys.

A – Brian Gamache: Hey Steve.

A – Orrin Edidin: Hey Steve.

Q – Steven Wieczynski: One question for you just real quick on the international sales.  I know you’ve always targeted about 30% to a third of new units going internationally, but where do you see that just not only next year but say five years from now?  Where do you see that number going?  Do you think it’s going to kind of hang in that range or do you think it’s going to creep higher?

A – Brian Gamache: Well, when you look at the 98% unit increase Q4 over Q4 and 36% unit increase year-over-year, we believe that that’s going to continue to grow and prosper.  We would love to see 50% of our revenue, our box sales, come from the international marketplace within the next few years.  Whether it happens or not time will tell, but we are aggressively pursuing that and we’ve got a terrific leadership team over there under the auspices of Sebastian Salat that we have great confidence in.

Q – Steven Wieczynski: Great, thanks guys.

Operator:  Hello, sir.  It appears that we have no further questions.  You may resume with your presentation or closing remarks.

Brian R. Gamache, President and Chief Executive Officer

Thanks for joining us this afternoon; and we look forward to reporting our additional progress on our next call when we’ll discuss our fiscal first quarter results.

Operator:  Ladies and gentlemen, this does conclude the conference call for today.  We thank you all for your participation and ask that you please disconnect your lines.  Thank you and have a great evening everyone.

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